Exhibit 10.1

Kyle McClure

Via Email

Dear Kyle,

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you agree to provide certain services (as described on Schedule 1) to Innovex Downhole Solutions, with offices located at 19120 Kenswick Dr, Humble TX 77338 (the “Company”).

1. SERVICES.

1.1 The Company hereby engages you, and you hereby accept such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.

1.2 You shall provide the Company the services set forth on Schedule 1 (the “Services”).

1.3 The Company shall not control the manner or means by which you or your employees or contractors perform the Services.

1.4 Unless otherwise set forth in Schedule 1, you shall furnish, at your own expense, the equipment, supplies, and other materials used to perform the Services. The Company shall provide you with access to equipment and shared drives to the extent necessary for the performance of the Services.

2. TERM. The term of this Agreement shall commence on September 9th, 2024 and will terminate on October 8th 2024.Any extension of the Term will be subject to mutual written agreement between you and the Company (referred to collectively as the “Parties”).

3. FEES AND EXPENSES.

3.1 As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you a fixed rate of $10,000.00 per month (the “Fees”), (prorated by days if the “day after close date” is not on the beginning of the month,) payable within 10 days of your submission and the Company’s approval of invoices that shall be submitted monthly, specifying in reasonable detail the work performed. You will be entitled to an additional fixed fee of $10,000 for any out of country trip performed at Innovex’s request. You acknowledge that you will receive an IRS Form 1099-MISC from the Company, and that you shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2.

3.2 The Company shall pay all undisputed Fees within 10 days after the Company’s receipt of an invoice submitted by you in accordance with the payment schedule set forth in Schedule 1.

4. RELATIONSHIP OF THE PARTIES.

4.1 You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company’s behalf without the Company’s priorwritten consent.

4.2 Without limiting Section 4.1, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees as a result of this Agreement, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on your behalf as a result of this Agreement. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest as a result of this Agreement. Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

5. INTELLECTUAL PROPERTY RIGHTS.

5.1 The Company is and will be the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services (collectively, and including the Deliverables, “Work Product”) including all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein. You agree that the Work Product is hereby deemed “work made for hire” as defined in 17 U.S.C. § 101 for the Company and all copyrights therein automatically and immediately vest in the Company. If, for any reason, any Work Product does not constitute “work made for hire,” you hereby irrevocably assign to the Company, for no additional consideration, your entire right, title, and interest throughout the world in and to such Work Product, including all Intellectual Property Rights therein, including the right to sue for past, present, and future infringement, misappropriation, or dilution thereof.

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5.2 To the extent any copyrights are assigned under Section 5.1, you hereby irrevocably waive in favor of the Company, to the extent permitted by applicable Law, any and all claims you may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply.

5.3 Upon the request of the Company, during and after the Term, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be necessary to assist the Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property Rights therein. In the event the Company is unable, after reasonable effort, to obtain your signature on any such documents, you hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Work Product with the same legal force and effect as if you had executed them. You agree that this power of attorney is coupled with an interest.

5.4 Notwithstanding Section 5.1, to the extent that any of your pre-existing materials identified on Schedule 1 are incorporated in or combined with any Deliverable or otherwise necessary for the use or exploitation of any Work Product, you hereby grant to the Company an irrevocable, worldwide, perpetual, royalty-free, non-exclusive license to use, publish, reproduce, perform, display, distribute copies of, prepare derivative works based upon, make, have made, sell, offer to sell, import, and otherwise exploit such preexisting materials and derivative works thereof. The Company may assign, transfer, and sublicense such rights to others without your approval.

5.5 As between you and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to you by the Company (“Company Materials”), including all Intellectual Property Rights therein. You have no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Company Materials except solely during the Term to the extent necessary to perform your obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. You have no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names.

6. CONFIDENTIALITY.

6.1 You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company including without limitation trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, operations of the Company, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or

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in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that you develop in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this clause. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.

6.2 Confidential Information shall not include information that:

(a) is or becomes generally available to the public other than through your breach of this Agreement; or

(b) is communicated to you by a third party that had no confidentiality obligations with respect to such information.

6.3 Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. You agree to provide written notice of any such order to an authorized officer of the Company immediately upon receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

6.4 Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(a) You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b) If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you:

(i) file any document containing the trade secret under seal; and

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(ii) do not disclose the trade secret, except pursuant to court order.

7. REPRESENTATIONS AND WARRANTIES.

7.1 You represent and warrant to the Company that:

(a) you have the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of your obligations in this Agreement;

(b) your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;

(c) you have the required skill, experience, and qualifications to perform the Services, you shall perform the Services in a professional and workmanlike manner in accordance with best industry standards for similar services, and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d) you shall perform the Services in compliance with all applicable federal, state, and local laws and regulations;

(e) the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind;

(f) all Work Product is and shall be your original work (except for material in the public domain or provided by the Company) and do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.

7.2 The Company hereby represents and warrants to you that:

(a) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and

(b) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

8. INDEMNIFICATION.

8.1 You shall defend, indemnify, and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:

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(a) bodily injury, death of any person, or damage to real or tangible, personal property resulting from your acts or omissions; and

(b) your breach of any representation, warranty, or obligation under this Agreement.

8.2 The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

9. TERMINATION.

9.1 You or the Company may terminate this Agreement without effective immediately uponwritten notice to the other party to this Agreement. In the event of termination pursuant to this clause, the Company shall pay you on a pro-rata basis any Fees then due and payable for any Services completed up to and including the date of such termination.

9.2 You or the Company may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party materially breaches this Agreement , and such breach is incapable of cure, or with respect to a material breach capable of cure, the other party does not cure such breach within 10 calendar days after receipt of written notice of such breach.

9.3 Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, you shall promptly after such expiration or termination:

(a) deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment, or other materials provided for your use by the Company;

(b) deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information;

(c) permanently erase all of the Confidential Information from your computer systems; and

(d) certify in writing to the Company that you have complied with the requirements of this clause.

9.4 The terms and conditions of this clause and Section 4, Section 5, Section 6, Section 7, Section 8, Section 10, Section 11, Section 12, Section 13, and Section 14 shall survive the expiration or termination of this Agreement.

10. OTHER BUSINESS ACTIVITIES. You may be engaged or employed in any other business, trade, profession, or other activity which does not place you in a conflict of interest with the Company; provided, that, during the Term, you shall not be engaged in any business activities that do or may compete with the business of the Company without the Company’s prior written consent to be given or withheld in its sole discretion.

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11. ASSIGNMENT. You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

12. ARBITRATION.

12.1 Any dispute, controversy, or claim arising out of or related to this Agreement or any breach or termination of this Agreement, including the provision of services by you to the Company, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the Parties.

12.2 Arbitration shall proceed only on an individual basis. The Parties waive the right to assert, participate in, or receive money or any other relief from any class, collective, or representative proceeding. Each party shall only submit their own individual claims against the other and will not seek to represent the interests of any other person. Notwithstanding anything to the contrary in the rules established by the American Arbitration Association, no arbitrator shall have jurisdiction or authority to compel any class or collective claim, to consolidate different arbitration proceedings, or to join any other party to an arbitration between the Parties.

13. GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement and all related documents including all schedules attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of Texas (including its statutes of limitations, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Texas. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in the State of Texas, County of Harris pursuant to Section 14. The Parties hereby irrevocably submit to this exclusive jurisdiction and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

14. MISCELLANEOUS.

14.1 You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

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14.2 All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile [or email] (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

14.3 This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

14.4 This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

14.5 If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

14.6 This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

Innovex International

Dawn Harrington

VP Human Resources

/s/ Dawn Harrington

(signature)

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ACCEPTED AND AGREED:

Kyle McClure

/s/ Kyle McClure

(signature)

Name: Kyle McClure

(printed name)

Title:

Date: 9/8/2024

Federal Tax Id. No./Social Security No.: [***]

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SCHEDULE 1

1. SERVICES:

This contract position will be responsible for activities related to assisting Innovex with reaching a financial settlement with Al Qahtani for previous service and product delivered to them in the Kingdom of Saudi Arabia. Kyle will prepare and attend meetings required in facilitating this settlement. He will be available for calls and strategy sessions as required.

2. EQUIPMENT, TOOLS, OR MATERIALS PROVIDED BY COMPANY:

(i) Computer and access to systems

(ii) Office Supplies needed to complete tasks

(iii) Business Class Travel as well as reasonable miscellaneous travel expenses will be reimbursed for any travel performed at Innovex’s request

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